EXHIBIT 10.2.3

EXECUTIVE CONTINGENT SALARY PLAN    (CSP)
EMC Reinsurance Company (EMC Re)

Purpose - To provide special incentive for participants to contribute to the success of EMC Reinsurance Company and EMC Insurance Companies and to provide a means to participate in the favorable underwriting results of the companies.

Plan Year – Calendar year beginning January 1 and ending December 31.

Eligible Participants – Vice President – Reinsurance

Subject Compensation – annualized salary as of 12/15 of the plan year, pro-rated for the period of service in the eligible position

Contingent Salary Percentage – based on (1) the Consolidated Combined Trade Ratio for EMC Insurance Companies, (2) the adjusted Combined Trade Ratio for EMC Re computed according to the formula below, (3) change in policyholder surplus for EMC Re and (4) change in net written premiums for EMC Re. Calculations will be to the nearest 1/10th of 1%.

Determination of adjusted Combined Trade Ratio for EMC Re

Step One: The actual combined trade ratio is adjusted for the profit or loss incurred by EMCC under the occurrence cap protection.

Step Two: The adjusted combined trade ratio from Step One is compared to that of the reinsurance industry as published by the Reinsurance Association of America. If it is greater than the RAA combined, no further adjustment is made. If it is lower than the RAA combined ratio, the adjusted combined trade ratio is reduced by the difference, subject to a maximum reduction of three points.
Contingent Salary Percentage =
Consolidated Combined Trade Ratio Component (A)
+ Adjusted EMC Re Combined Trade Ratio Component (B)
+ EMC Re Surplus Component (C)
+ EMC Re Net Written Premium Component (D)
(Subject to maximum of 75.0%)
Where,

(A)	= (Combined Ratio Threshold – Consolidated Combined Trade Ratio) X 2.0%
(Subject to maximum of 20.0% and minimum of 0.0%)

(B)	= (Combined Ratio Threshold – adjusted EMC Re Combined Trade Ratio) X 5.0%
(Subject to maximum of 50.0% and minimum of -20.0%)
(C) = Percent change in policyholder surplus X 1.0 (if change is positive) or
Percent change in policyholder surplus X 1.0 (if change is negative)
(Subject to maximum of 25.0% and minimum of -20.0%)
(D) = Percent change in Net Written Premium X 2.0
(Subject to maximum of 15.0% and minimum of -10.0%)

Revision Date 12-14-2016        Page 1

Note: Combined Ratio Threshold provided in memo announcing plan each year

The Contingent Salary Payment for the plan year will be made to eligible participants as soon as all necessary information is available and calculations have been completed and verified and will be equal to –
Contingent Salary Percentage X Subject Compensation

Administration:

1.	An otherwise eligible participant will not be eligible to receive payment if he/she is not employed by the Companies on the last day of the plan year.

2.	Exception - an eligible participant who retires or becomes deceased or disabled before the last day of the plan year will receive payment based on subject compensation for the plan year.

3.	Calculations may be adjusted for unusual or extenuating events or circumstances as determined by the Executive Vice President for Corporate Development.

4.
If there is a disagreement or misunderstanding of the basis for the CSP or in the calculation of the amount payable, the decision of the Executive Vice President for Corporate Development will be final.

5.	Required taxes and voluntary deductions will be withheld from the contingent salary payment as appropriate.

6.
Neither the adoption of the Executive Contingent Salary Plan nor any of its provisions shall confer upon any participant any right to continued employment with the Companies or affect in any way the right of the Companies to terminate the employment of a participant at any time.

7.
Payments to eligible employees (as listed under “eligible participants”) under this plan are subject to "clawback provisions" as described in detail under the “Policy For Recovery of Erroneously Awarded Incentive-Based Compensation” set forth below.

Revision Date 12-14-2016        Page 2

Employers Mutual Casualty Company Policy for Recovery of Erroneously Awarded Incentive-Based Compensation:

Executive officers (as defined below) of Employers Mutual Casualty Company (the “Company”) may be required to repay previously awarded incentive-based compensation to the Company in certain circumstances and to the extent required under applicable law. For incentive compensation performance periods in progress as of the adoption of this policy and paid on or after January 1, 2015, the statement of terms and conditions accompanying any incentive-based compensation award made by the Company shall include a provision incorporating the requirements of this policy.

To the extent there is a determination made that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirements, the Compensation Committee of the Company’s Board of Directors and the Compensation Committee of EMC Insurance Group Inc.’s Board of Directors (EMCI) (collectively referred to as the Compensation Committees) will determine whether, and to what extent, recovery of any incentive-based compensation previously paid is appropriate based on the facts and circumstances involved. If it is determined that a recovery is appropriate, the Compensation Committees shall direct that the Company recover that portion of any incentive-based compensation (whether in the form of cash or equity, if applicable) paid to current and former executive officers during the 36-month period preceding the date the Company is required to issue the accounting restatement that is in excess of what would have been paid to the executive officers under the accounting restatement. The amount to be recovered from the executive officers based on an accounting restatement shall be the amount by which the affected incentive-based compensation exceeded the amount that would have been payable to such executive officers had the accounting statements initially been issued as restated; provided, however, the Compensation Committees reserve the authority to recover different amounts from different executive officers on such bases as they shall deem appropriate, such as in the case of an executive officer’s misconduct that contributes to the need for the accounting restatement.

The Compensation Committees shall determine, subject to applicable law, whether the Company shall effect such recovery of incentive-based compensation (i) by seeking recovery from the executive officer; (ii) by reducing the amount that would otherwise be payable to the executive officer under any compensatory plan, program or arrangement maintained by the Company; (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount); or (iv) by any combination of the foregoing.

For purposes of this policy, the term “executive officers” means those persons who received incentive-based compensation under the Company’s Senior Executive Compensation Bonus Program, Senior Executive Long Term Incentive Plan, or the incentive-based compensation plans applicable to the Company’s Bond Manager and the President of EMC Reinsurance Company. The term “incentive-based compensation” means, as applicable, cash or equity compensation paid under any of the above mentioned plans, the amount of which was determined in whole, or in part, upon specific performance-based goals relating to the financial results of EMC Insurance Companies, or its individual operating segments.

Revision Date 12-14-2016        Page 3

The remedies outlined herein are in addition to, and not in lieu of, any action deemed necessary by the Compensation Committees, the Company’s Board of Directors, EMCI’s Board of Directors, or the Company (up to and including termination of employment), and any legal rights available to the Company to recover incentive-based compensation, and any action imposed by law enforcement agencies, regulators, or other authorities.

Revision Date 12-14-2016        Page 4